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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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NeuroMetrix, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NeuroMetrix, Inc.
62 Fourth Avenue
Waltham, Massachusetts 02451

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

        The annual meeting of stockholders of NeuroMetrix, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 18, 2005, at 3:00 p.m., local time, at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, MA 02109, for the following purposes:

  1.
  To elect one member to the Board of Directors as a Class I director, to serve until our 2008 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal.

  2.
  To ratify the selection of PricewaterhouseCoopers LLP to serve as our independent auditors for the year ending December 31, 2005.

  3.
  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on Friday, April 1, 2005, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors,
Shai N. Gozani, M.D., Ph.D. Chairman, Chief Executive Officer, President and Secretary
Waltham, Massachusetts April 18, 2005

Stockholders are requested to sign the enclosed proxy card and return it in the enclosed stamped envelope by return mail.

—OR—

Stockholders may also complete a proxy via the internet or by telephone in accordance with the instructions listed on the proxy card.

April 18, 2005

NeuroMetrix, Inc.
62 Fourth Avenue
Waltham, Massachusetts 02451

PROXY STATEMENT

        This proxy statement and the enclosed proxy card are being mailed to stockholders on or about April 18, 2005 and are furnished in connection with the solicitation of proxies by the Board of Directors of NeuroMetrix, Inc. for use at our 2005 annual meeting of stockholders to be held on Wednesday, May 18, 2005 at 3:00 p.m., local time, at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, and at any adjournments or postponements thereof.

        Only stockholders of record as of the close of business on April 1, 2004 will be entitled to vote at the meeting and any adjournments or postponements thereof. As of that date, 12,056,395 shares of our common stock, $0.0001 par value per share, were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person, although the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy. Any stockholder delivering a proxy has the right to revoke it by either: (1) filing a written revocation with our Secretary at NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451; (2) submitting a new proxy by telephone, internet or proxy card after the date of the previously submitted proxy; or (3) appearing in person at the meeting and voting by ballot at the annual meeting.

        An Annual Report to Stockholders, containing financial statements for the year ended December 31, 2004, is being mailed together with this proxy statement to all stockholders entitled to vote. It is anticipated that this proxy statement and the accompanying proxy will be first mailed to stockholders on or about April 18, 2005.

        The representation in person or by proxy of at least a majority of all shares of common stock issued, outstanding and entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as director, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. An automated system administered by our transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately.

        Each of the persons named as proxies in the proxy is one of our officers. All properly executed proxies returned in time to be cast at the meeting will be voted. With respect to the election of a Class I director, any stockholder submitting a proxy has a right to withhold authority to vote for the nominee to the Board of Directors in the manner provided on the proxy. The stockholders also will act upon a proposal to ratify the selection of the Company's independent auditors.

        The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxy.

BOARD MATTERS AND CORPORATE GOVERNANCE

Board of Directors

        Our amended and restated certificate of incorporation provides for a classified board of directors consisting of three staggered classes of directors (Class I, Class II and Class III). The members of each class of our Board of Directors serve for staggered three-year terms, with the terms of our Class I, Class II and Class III directors expiring upon the election and qualification of directors at the annual meetings of stockholders held in 2005, 2006 and 2007, respectively. Currently:

  •
  our Class I directors are Charles E. Harris and William Laverack, Jr.;

  •
  our Class II directors are Shai N. Gozani, M.D., Ph.D. and Charles R. LaMantia; and

  •
  our Class III directors are David E. Goodman, M.D. and W. Mark Lortz.

        Our Board of Directors has determined that Messrs. Goodman, Harris, LaMantia, Laverack and Lortz are independent directors for purposes of the corporate governance rules contained in the Marketplace Rules of the National Association of Securities Dealers, Inc., or the Nasdaq rules. Mr. Harris has indicated that he will not be standing for re-election at our upcoming annual meeting. Our Board of Directors held eight meetings during 2004. During the fiscal year 2004, none of our Directors attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by any committees of our Board of Directors on which such director served (during the periods that he served).

        Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee.

Board Committees and Meetings

Audit Committee

        Our Board of Directors has an Audit Committee consisting of Messrs. Goodman, LaMantia and Lortz. The Audit Committee operates pursuant to a charter that was approved by our Board of Directors on April 8, 2004, a copy of which is included as Appendix A to this proxy statement. The purposes of the Audit Committee are to, among other functions, (1) oversee our accounting and financial reporting processes and the audits of our financial statements, (2) take, or recommend that our Board of Directors take, appropriate action to oversee the qualifications, independence and performance of our independent auditors, and (3) prepare the audit committee report required to be included in our annual proxy statements. Messrs. Goodman, LaMantia and Lortz are all "independent" as that term is defined in the rules of the SEC and the applicable Nasdaq rules relating to audit committee members. Our Board of Directors has determined that Mr. Lortz and Dr. LaMantia both qualify as "audit committee financial experts" as such term is defined in the rules of the SEC. The Audit Committee held five meetings during 2004.

Compensation Committee

        Our Board of Directors has a Compensation Committee consisting of Messrs. Harris and Laverack. Messrs. Harris and Laverack are both "independent directors" as that term is defined in the Nasdaq rules. The Compensation Committee operates pursuant to a charter that was approved by our Board of Directors on April 8, 2004. The purposes of the Compensation Committee are to, among other functions, (1) discharge our Board of Directors' responsibilities relating to compensation of our directors and executives, (2) oversee our overall compensation programs and (3) be responsible for producing an annual report on executive compensation for inclusion in our annual proxy statement. The Compensation Committee held one meeting in 2004.

Nominating Committee

        Our Board of Directors has a Nominating Committee consisting of Messrs. Goodman and Lortz. Messrs. Goodman and Lortz are both "independent directors" as that term is defined in the Nasdaq rules. The Nominating Committee operates pursuant to a charter that was approved by our Board of Directors on April 8, 2004, a current copy of which is available on our website at http://www.neurometrix.com under the heading "Investors" and subheading "Corporate Governance". The purposes of the Nominating Committee are to, among other functions, identify individuals qualified to become board members, consistent with criteria approved by our Board of Directors, and recommend that our Board of Directors select the director nominees for election at each annual meeting of stockholders. The Nominating Committee held no formal meetings in 2004; however, members of the Nominating Committee met informally and reviewed potential candidates for membership on the Board of Directors and recommended certain candidates for consideration by the Board of Directors in 2004 by written consent.

Policy Governing Director Attendance at Annual Meetings

        The Board of Directors has adopted a formal policy that all directors are expected to attend our annual meetings of stockholders in person, unless doing so is impracticable due to unavoidable conflicts. Our 2005 annual meeting of stockholders will be our first annual meeting following our initial public offering.

Policies Governing Director Nominations

Securityholder Recommendations

        The Nominating Committee's current policy with regard to the consideration of director candidates recommended by securityholders is that it will review and consider any director candidates who have been recommended by one or more of our stockholders entitled to vote in the election of directors in compliance with the procedures established from time to time by the Nominating Committee. All securityholder recommendations for director candidates must be submitted to our Secretary at 62 Fourth Avenue, Waltham, Massachusetts 02451, who will forward all recommendations to the Nominating Committee. We did not receive any securityholder recommendations for director candidates for election at the 2005 annual meeting. All securityholder recommendations for director candidates must be submitted to our Secretary on or before December 19, 2005 and must include the following information:

  •
  the name and address of record of the stockholder;

  •
  a representation that the securityholder is a record holder of our stock entitled to vote in the election of directors, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended;

  •
  the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five (5) full fiscal years of the proposed director candidate;

  •
  a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time;

  •
  a description of all arrangements or understandings between the securityholder and the proposed director candidate;

  •
  the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting; and

  •
  any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission.

Board Membership Criteria

        The Nominating Committee has established criteria for Board membership. These criteria include the following specific, minimum qualifications that the Nominating Committee believes must be met by a Nominating Committee-recommended nominee for a position on the Board:

  •
  The nominee must have high personal and professional integrity, must have demonstrated exceptional ability and judgment, and must be expected, in the judgment of the Nominating Committee, to be highly effective, in conjunction with the other nominees to the Board, in collectively serving the interests of our company and stockholders.

        In addition to the minimum qualifications for each nominee set forth above, the Nominating Committee will recommend that the Board select persons for nomination to help ensure that:

  •
  the Board will be comprised of a majority of "independent directors" in accordance the Nasdaq rules;

  •
  each of our audit, compensation and Nominating Committees shall be comprised entirely of independent directors;

  •
  each member of our Audit Committee is able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement; and

  •
  at least one member of the Audit Committee has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

        Finally, in addition to any other standards the Nominating Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Nominating Committee, when recommending that the Board select persons for nomination, may consider whether the nominee has direct experience in the industry or in the markets in which we operate.

        The Nominating Committee will recommend to the Board the nomination of the director candidates who it believes will, together with the existing Board members and other nominees, best serve our interests and the interests of our stockholders.

Identifying and Evaluating Nominees

        The Nominating Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, the Chief Executive Officer, other executive officers, third-party search firms, or any other source it deems appropriate. The Nominating Committee will review and evaluate the qualifications of any proposed director candidate that it is considering or that has been recommended to it by a securityholder in compliance with the Nominating Committee's procedures for that purpose, and conduct inquiries it deems appropriate into the background of these proposed director candidates. In identifying and evaluating proposed director candidates, the Nominating Committee may consider, in addition to the minimum qualifications and other criteria for

Board membership approved by the Nominating Committee from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of each proposed director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board. Based on these considerations, the Nominating Committee will recommend to the Board the nomination of the director candidates who it believes will, together with the existing Board members and other nominees, best serve the interests of our company and stockholders. The Nominating Committee will evaluate proposed director candidates who have been recommended by securityholders in compliance with the policies and procedures established by the Nominating Committee in the same manner as all other proposed director candidates being considered by the Nominating Committee, with no regard to the source of the initial recommendation of such proposed director candidate.

Communications with the Board

        If you wish to communicate with any of our directors or the Board of Directors as a group, you may do so by writing to them at Name(s) of Director(s)/Board of Directors of NeuroMetrix, Inc., c/o Secretary, NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, MA 02451.

        We recommend that all correspondence be sent via certified U.S. Mail, return receipt requested. All correspondence received by the Secretary will be forwarded by the Secretary promptly to the addressee(s).

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A current copy of the Code of Business Conduct and Ethics is available on our website at http://www.neurometrix.com under the heading "Investors" and subheading "Corporate Governance," and we intend to disclose on this website any amendment to, or waiver of, any provision of the Code of Business Conduct and Ethics applicable to our directors or executive officers that would otherwise be required to be disclosed under the SEC rules or, to the extent permitted, the Nasdaq rules. A current copy of the Code of Business Conduct and Ethics may also be obtained, without charge, upon written request directed to us at: NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451, Attention: Compliance Officer.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

        Currently, we have two Class I directors with terms expiring at our 2005 annual meeting of stockholders, Messrs. Harris and Laverack. Mr. Harris has indicated that he will not be standing for re-election at our upcoming annual meeting. Accordingly, our Board of Directors has determined to reduce the total number of directors from six to five effective as of our 2005 annual meeting by eliminating one of our Class I directorships. Following the recommendation of our Nominating Committee, our Board of Directors has nominated and recommends that William Laverack, Jr. be elected a Class I director, to hold office until our 2008 annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier resignation or removal. Mr. Laverack, Jr. has indicated his willingness to serve, if elected; however if Mr. Laverack, Jr. should be unable or unwilling to serve, the proxies will be voted for the election of a substitute nominee recommended by our board or directors.

Vote Required

        Directors are elected by a plurality of the votes cast by stockholders entitled to vote. Votes may be cast for or withheld from the nominee. Abstentions and broker non-votes are not included in the number of votes cast for and against a nominee and will have no effect on the outcome of the election of the nominee.

Recommendation

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ITS NOMINEE, WILLIAM LAVERACK, JR. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THE NOMINEE UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

Information Regarding the Nominees, Other Directors and Executive Officers

        The following table and biographical descriptions set forth certain information with respect to the nominee for election as Class I director at the annual meeting, each continuing director who is not standing for election and the executive officers who are not directors, based on information furnished to us by each nominee, director and executive officer as of February 1, 2005.

Name	Age	Position
Shai N. Gozani, M.D, Ph.D.	41	Chairman of the Board, Chief Executive Officer President and Secretary
Gary L. Gregory	42	Chief Operating Officer
W. Bradford Smith	49	Chief Financial Officer
Guy Daniello	60	Senior Vice President of Information Technology
Michael Williams, Ph.D.	48	Senior Vice President of Engineering
David E. Goodman, M.D.(1)(3)	49	Director
Charles R. LaMantia(1)	65	Director
William Laverack, Jr.(2)	48	Director
W. Mark Lortz(1)(3)	53	Director

(1)
Member of Audit Committee

(2)
Member of Compensation Committee

(3)
Member of Nominating Committee

Director Nominee for Election at the Annual Meeting

        William Laverack, Jr. has served as a member of our Board of Directors since 1998. Mr. Laverack is a Managing Partner of Whitney & Co., LLC, which he joined in 1993. Mr. Laverack is also a director of Knology, Inc., Grande Communications, Inc. and several private companies. Mr. Laverack holds a B.A. from Harvard College and an M.B.A. from Harvard Business School.

Directors Whose Terms Extend Beyond the Annual Meeting

        Shai N. Gozani, M.D., Ph.D. founded our company in 1996 and currently serves as Chairman of our Board of Directors and as our President and Chief Executive Officer. Since founding our company in 1996, Dr. Gozani has served in a number of positions at our company including Chairman since 1996, President from 1996 to 1998 and from 2002 to the present, and Chief Executive Officer since 1997. Dr. Gozani holds a B.S. degree in Computer Science, an M.S. degree in Biomedical Engineering and a Ph.D. in Neurobiology, from the University of California, Berkeley. He also received an M.D.

from Harvard Medical School and the Harvard-M.I.T. Division of Health Sciences at M.I.T. Prior to forming our company, Dr. Gozani completed a neurophysiology research fellowship in the laboratory of Dr. Gerald Fischbach at Harvard Medical School. Dr. Gozani has published articles in the areas of basic and clinical neurophysiology, biomedical engineering and computational chemistry.

        David E. Goodman, M.D. has served as a member of our Board of Directors since June 2004. Since 2004, Dr. Goodman has served as President and Chief Executive Officer of Interventional Therapeutic Solutions, Inc., an implantable drug delivery systems company. Dr. Goodman has been an independent consultant providing product design, regulatory and analytical consulting services to corporations within the medical device, biopharmaceutical and health and services markets from 2003 to 2004 as well as from 2001 to 2002. From 2002 to 2003, Dr. Goodman served as Chairman, President and Chief Executive Officer of Pherin Pharmaceuticals, a pharmaceutical discovery and development company. From 1994 to 2001, Dr. Goodman held various positions, including Chief Executive Officer, Chief Medical Officer and director, for LifeMasters Supported SelfCare, Inc., a disease management services company that Dr. Goodman founded. Dr. Goodman holds a B.A.S. in Applied Science and Bioengineering and a M.S.E. in Bioengineering from the University of Pennsylvania. He also received an M.D. from Harvard Medical School and the Harvard-M.I.T. Division of Health Sciences and Technology.

        Charles R. LaMantia has served as a member of our Board of Directors since November 2004. In July 1999, Dr. LaMantia retired from the position of Chief Executive Officer (CEO), Chairman, and President of Arthur D. Little, Inc, a worldwide professional service company with activities in management consulting, technology and product development, and environmental, health and safety. Dr. LaMantia served as CEO, and President of Arthur D. Little from July 1988 to July 1999. From October 1986 to July 1988, Dr. LaMantia held the position of President and Chief Operating Officer at Arthur D. Little. From 1981 to 1986, Dr. LaMantia served as President and CEO of Koch Process Systems, Inc., an integrated engineering and manufacturing company, owned by Koch Industries. From 1977 to 1981, Dr. LaMantia served as Vice President in charge of Arthur D. Little's Chemical and Metallurgical Engineering business. Dr. LaMantia currently serves on the Board of Directors of State Street Corporation. He is a member of the Corporation of Woods Hole Oceanographic Institute, and the Advisory Board of the Carroll School of Management at Boston College. He previously served as a Director of Marathon Technologies Corporation, an Advisory Director of IntellectExchange.com and a member of the Advisory Board of Overseers of WGBH Public Broadcasting. Charles LaMantia received a B.A. and B.S., M.S., and Sc.D. in chemical engineering from Columbia University and completed the Advanced Management Program of Harvard Business School. He was a Sloan Foundation Fellow, a National Science Foundation Fellow, and is a member of Phi Beta Kappa and Tau Beta Pi. He served as an officer in the United States Navy.

        W. Mark Lortz has served as a member of our Board of Directors since June 2004. Mr. Lortz served as President and Chief Executive Officer of TheraSense, Inc., a medical device company, from 1997, and as Chairman of TheraSense from 1998, until Abbott Laboratories' acquisition of TheraSense in April 2004. From 1991 to 1997, Mr. Lortz held various positions, including Group Vice President for Worldwide Operations and International Franchise Development, Group Vice President for Worldwide Business Operations and Vice President of Operations, for LifeScan, Inc., a division of Johnson & Johnson that specializes in medical device technology. Mr. Lortz currently serves as a director of Cutera, Inc., a medical device company that designs and develops laser and other light-based aesthetic systems, and IntraLase Corp., a manufacturer of lasers for ophthalmology applications. Mr. Lortz currently serves on the board of Directors of Foviopties, a private company developing non-invasive glucose testing and was named Chairman in December 2004. Mr. Lortz holds a B.S. in Engineering Science from Iowa State University and an M.B.A. in Management from Xavier University.

Executive Officers Who Are Not Directors

        Gary L. Gregory has served as our Chief Operating Officer since July 2003 and, prior to that time, as our Executive Vice President, Worldwide Sales since July 2002. From 2001 to 2002, Mr. Gregory served as Senior Vice President of Sales & Marketing for PrimeSource Healthcare, Inc., a manufacturer and distributor of specialty medical devices. From 1994 to 2001, Mr. Gregory held a number of senior roles within Johnson & Johnson and its Cordis Divisions, including Director of Strategic Marketing for its Corporate Division which represents all of its Medical Device businesses, Director of Sales where he co-directed its Cardiology Sales organization, and Director of Corporate Accounts where he built the Corporate Account Department and business spanning all of the Cordis Divisions. From 1989 to 1994, Mr. Gregory held a number of management positions at Baxter Healthcare within Baxter's CardioVascular Group, where he advanced from Sales to Marketing to Corporate Accounts to Sales Management. Mr. Gregory holds a B.S. degree in Economics from the Pennsylvania State University.

        W. Bradford Smith has served as our Chief Financial Officer since February 2005. Prior to joining NeuroMetrix, Mr. Smith was the Chief Financial Officer and Executive Vice President at Synarc, Inc., a provider of clinical trials services to the pharmaceutical and biotechnology industries, since May 2003. At Synarc, he was responsible for global financial operations, raised private equity financing from several venture capital firms and completed the acquisition of a medical imaging services company. Prior to Synarc, he had been the Chief Financial Officer at PatientKeeper, Inc., a company providing healthcare professionals with mobile computing solutions, from March 2000 to May 2003. At PatientKeeper, he was instrumental in raising private funding with venture capital and strategic investors and helping the company launch its initial products. Prior to PatientKeeper, Mr. Smith served as Chief Financial Officer at Focal, Inc. from 1993 to 2000, and led the company through several rounds of private and public equity financing including management of its initial public offering. Previous positions held by Mr. Smith include Senior Analyst in mergers and acquisitions for Sanders Associates, a Lockheed company, and Senior Accountant for Coopers & Lybrand. Mr. Smith received his MBA from the Whittemore School at the University of New Hampshire. Mr. Smith received his CPA designation in 1983 and has a Bachelors of Science degree in biology from Tufts University in Boston, MA.

        Guy Daniello has served as our Senior Vice President of Information Technology since July 2003, and, prior to that time, as our Vice President of Information Technology and Director of Information Technology since 1998. Prior to joining NeuroMetrix, Mr. Daniello was an independent software consultant, the Senior Vice President of Engineering at Shiva Corporation from 1996 to 1997, and the Chief Technology Officer & Vice President of Product Development at Gandalf Technologies from 1993 to 1996. In 1991 he founded Network Architects, a software company. Prior to starting Network Architects, he served as President and CEO of Datamedia Corp. and the Director of Small Systems Development at Honeywell Information Systems. Mr. Daniello holds a B.S. in business administration from Northeastern University.

        Michael Williams, Ph.D. has served as our Senior Vice President of Engineering since July 2003 and, prior to that time, as our Vice President of Engineering since May 2000. From March 1996 to January 2000, Dr. Williams served as Division President at Radionics, where he was responsible for all software-based products, including treatment planning and image-guided surgery. Prior to Radionics, he served as an engineer at Hughes Aircraft Space & Communications Group. Dr. Williams received a B.S. from University of Puget Sound and M.S. and Ph.D. degrees in Physics from Brown University.

Directors' Compensation

        The non-employee members of our Board of Directors, other than those affiliated with venture capital firms that were our stockholders as of the effective date of our initial public offering (i.e., currently Messrs. Harris and Laverack), will receive annual cash compensation in the amount of $5,000 for service as a member of our Board of Directors, which will be paid following each annual meeting of our stockholders. In addition, these non-employee directors will receive the sum of $1,000 for each board or committee meeting that they attend, provided that they will not be entitled to additional compensation for attending committee meetings that occur on the same day as a board meeting at which they attend. This cash compensation will be in addition to any stock options or other equity compensation that we determine to grant to our directors on a case by case basis. Currently, the non-employee members of our Board of Directors that are affiliated with venture capital firms that were our stockholders as of the effective date of our initial public offering are not compensated for serving as directors, although we do reimburse these directors for all reasonable out-of-pocket expenses incurred by them in attending board or committee meetings. Dr. Gozani, the only employee member of our Board of Directors, is not separately compensated for his service on our Board of Directors. In June 2004, we granted each of Messrs. Lortz and Goodman an option to purchase 36,000 shares of our common stock at an exercise price of $8.00 per share, equal to the price per share at our initial public offering. In November 2004, we granted Dr. LaMantia an option to purchase 36,000 shares of our common stock at an exercise price of $9.40, equal to the closing price of our common stock on the grant date. Each of these options vests 25% one year after the grant date with the remainder vesting ratably over the following three years on a quarterly basis.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

        The following table shows compensation information with respect to services rendered to us in all capacities during the fiscal years ended December 31, 2004 and 2003 for (i) the individual who served as the Chief Executive Officer for the fiscal year ended December 31, 2004 and (ii) each of the four other most highly compensated executive officers who were serving as executive officers at December 31, 2004 and whose aggregate salary and bonus exceeded $100,000 in the fiscal year ended December 31, 2004 (we refer to these individuals, collectively with the Chief Executive Officer, as the "named executive officers"):

Summary Compensation Table

		Long-term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options Granted	All Other Compensation
Shai N. Gozani, M.D. Ph.D.	2004	$250,000	$125,000	—	375,000	—
Chairman of the Board, Chief	2003	206,250	—	7,200(1)	—	—
Executive Officer and President
Nicholas J. Alessi	2004	107,667	10,925	—	7,708	—
Director of Finance and Treasurer	2003	95,000	5,700	—	11,073	—
Guy Daniello	2004	157,500	29,547	—	3,265	—
Senior Vice President of	2003	150,000	28,875	—	17,715	—
Information Technology
Gary L. Gregory	2004	210,000	105,000	7,200(1)	82,500	—
Chief Operating Officer	2003	200,000	100,000	7,200(1)	22,000	$45,364(2)
Michael Williams, Ph.D.	2004	168,000	56,640	—	2,687	—
Senior Vice President of Engineering	2003	160,000	2,880	—	19,550	—

(1)
Represents automobile allowance

(2)
Represents moving expenses of $20,364 and cost of living adjustment of $25,000.

Stock Option Grants in 2004

        The following table sets forth information concerning the stock option grants made to each of the named executive officers during the year ended December 31, 2004.

	Number of securities underlying options granted	Percent of total options granted to employees in fiscal year(1)			Potential realizable value at assumed annual rates of stock price appreciation for option term(2)
Name			Exercise price per share	Expiration Date
					5%	10%
Shai N. Gozani, M.D. Ph.D.	375,000(3)	51.5%	$8.00	6/21/2014	$1,886,684	$4,781,227
Gary L. Gregory	20,000(4)	2.7%	2.25	6/5/2013	$205,185	$338,267
	62,500(5)	8.6%	8.00	6/2/2014	$312,428	$790,734
Guy Daniello	765(6)	0.1%	2.25	1/15/2012	$7,223	$11,126
	2,500(4)	0.3%	2.25	6/5/2013	$25,648	$42,283
Michael Williams, Ph.D.	187(6)	0.0%	2.25	1/15/2012	$1,766	$2,720
	2,500(4)	0.3%	2.25	6/5/2013	$25,648	$42,283
Nicholas J. Alessi	208(6)	0.0%	2.25	1/15/2012	$1,964	$3,025
	2,500(7)	0.3%	4.48	3/1/2014	$21,161	$40,016
	5,000(5)	0.7%	8.00	6/2/2014	$24,994	$63,259

(1)
Based on the grant to employees of options to purchase an aggregate of 727,494 shares of common stock in 2004.

(2)
The potential realizable value is calculated based on the term of the stock option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

•
multiplying the number of shares of common stock subject to a given stock option by the initial public offering price per share of $8.00;

•
assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the option; and

•
subtracting from that result the aggregate option exercise price.

(3)
This option was granted on June 21, 2004. This option becomes exercisable with respect to 25% of the total option on June 21, 2005 with the remainder becoming exercisable in equal quarterly installments over the next 12 quarters, subject to the executive officer remaining employed by us.

(4)
This option was granted on April 8, 2004. This option becomes exercisable with respect to 25% of the total option on June 5, 2004 with the remainder becoming exercisable in equal installments over the next 30 months, subject to the executive officer remaining employed by us.

(5)
This option was granted on June 21, 2004. This option becomes exercisable with respect to 25% of the total option on June 2, 2005 with the remainder becoming exercisable in equal quarterly installments over the next 12 quarters, subject to the executive officer remaining employed by us.

(6)
This option was granted on April 8, 2004. This option becomes exercisable in 36 equal monthly installments beginning on January 15, 2002, subject to the executive officer remaining employed by us.

(7)
This option was granted on April 21, 2004. This option becomes exercisable in four equal annual installments beginning on March 1, 2005 as long as the executive officer is employed by us. If the executive officer's employment is terminated on or after March 1, 2005, the option may be exercised for one forty-eighth of the total option for each full calendar month the executive officer has been employed by us since March 1, 2004.

2004 Stock Option Exercises and Values

        The table below sets forth information with respect to our named executive officers concerning the exercise of options during the year ended December 31, 2004 and unexercised options held as of December 31, 2004. Amounts described in the following table under the heading "Value of Unexercised In-the-Money Options at December 31, 2004" are based upon the fair market value of the common stock as of December 31, 2004, which was $11.75 per share as quoted on the Nasdaq National Market, less the applicable exercise price, multiplied by the number of shares underlying the options. None of the named executive officers exercised any stock options in 2004.

	Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-The-Money Options at December 31, 2004
	Exercisable	Unexercisable	Exercisable	Unexercisable
Shai N. Gozani, M.D., Ph.D.	—	375,000	$—	$1,406,250
Gary L. Gregory	90,024	124,476	$855,228	$823,147
Guy Daniello	19,233	12,059	$84,214	$114,561
Michael Williams, Ph.D.	22,005	20,294	$227,103	$192,793
Nicholas J. Alessi	5,626	18,311	$58,087	$102,705

Employment Agreements and Change in Control Arrangements

        We entered into an employment agreement with Dr. Gozani, effective as of June 21, 2004. Under the terms of the employment agreement, Dr. Gozani is to be paid an annual base salary to be determined by our Compensation Committee but not less than $250,000. Dr. Gozani's current salary is $250,000. Dr. Gozani is also eligible to receive an annual cash performance bonus of up to 50% of his annual salary if certain performance objectives determined by Dr. Gozani and our Compensation Committee are met. In addition, in connection with this employment agreement we granted Dr. Gozani stock options to purchase 375,000 shares of common stock at an exercise price of $8.00 per share, equal to the price per share at the initial public offering. This stock option has a term of ten years and vests over four years with 25% of the total award vesting after one year and the remainder vesting ratably over the following three years on a quarterly basis.

        The employment agreement may be terminated by us with or without cause or by Dr. Gozani. Under the terms of the agreement, if (1) we terminate Dr. Gozani for any reason other than willful non-performance of his duties under the employment agreement, intentional fraud or dishonesty with respect to our business or conviction of a felony, or (2) Dr. Gozani resigns as a result of a reduction in his responsibilities with us, reduction in his status with us, reduction of his salary, relocation of our corporate offices more than 35 miles from their current location or breach by us of the agreement (each such termination hereafter referred to as a "severance termination"), Dr. Gozani will be entitled to his full base salary at his then-current annual rate of pay, plus benefits and applicable bonus payments, through the date of his severance termination. In addition, we will continue to pay Dr. Gozani his then-current annual base salary for one year following the severance termination. Additionally, in the event of a severance termination, Dr. Gozani will be entitled to acceleration of one year of vesting under his option agreement. Additionally, Dr. Gozani will be entitled to his full annual cash performance bonus in the year that any of the following sale transactions occurs:

  •
  a sale of substantially all of our assets;

  •
  a merger or combination with another entity, unless the merger or combination does not result in a change in ownership of our voting securities of more than 50%; or

  •
  the sale or transfer of more than 50% of our voting securities.

        If a sale transaction occurs within the first year of vesting under his option agreement, Dr. Gozani's stock option will vest as to 50% of the total award. If a sale transaction occurs on or after the first year of vesting, Dr. Gozani will be entitled to acceleration of vesting for 25% of the total award. If a sale transaction occurs within nine months after a severance termination or the termination of Dr. Gozani's employment as a result of his death or disability, the stock option will become fully vested as to the total award. Pursuant to the terms of the agreement, Dr. Gozani has entered into, and is bound by the terms of, a noncompetition, nondisclosure and inventions agreement that will be effective during the term of the employment agreement and for one year thereafter.

        We entered into a letter agreement with Gary L. Gregory effective July 1, 2002, which provides for our employment of Mr. Gregory on an at-will basis. Under the letter agreement, Mr. Gregory's initial annual salary was $200,000, subject to subsequent increases in the discretion of our Chief Executive Officer or our Board of Directors. Mr. Gregory's current salary is $235,000. Under the letter agreement, Mr. Gregory also is eligible to receive annual incentive cash compensation of up to 50% of his annual salary if certain performance objectives determined by our Compensation Committee, primarily related to quarterly and annual sales revenue targets, are met. We have granted Mr. Gregory stock options to purchase 110,000 shares of common stock and 20,000 shares of common stock at a price of $2.25 per share. These stock options each have a term of ten years and vest over three and one-half years with approximately two-sevenths of the total award vesting after one year and the remainder vesting in 30 equal monthly installments thereafter. Under the terms of the letter agreement, if (1) we terminate Mr. Gregory's employment for any reason other than willful misconduct or (2) Mr. Gregory resigns as a result of our material breach of the terms of the letter agreement (each such termination hereafter referred to as a "severance termination of Mr. Gregory"), then Mr. Gregory will be entitled to receive his base salary for a period of nine months from the date of the severance termination of Mr. Gregory. Additionally, in the event of a severance termination of Mr. Gregory, Mr. Gregory will be entitled to the acceleration of nine months of vesting under the option agreements described above. Additionally, in the event of a change of control which results in either a severance termination of Mr. Gregory or Mr. Gregory's resignation as a result of a required relocation to a worksite more than 50 miles from our worksite prior to the change of control, Mr. Gregory will be entitled to receive his base salary for a period of nine months from the date of the termination of employment and Mr. Gregory's options described above will vest in full. In June 2004, we granted Mr. Gregory a stock option to purchase 62,500 shares of common stock at an exercise price of $8.00 per share, equal to the price per share at the initial public offering. This stock option has a term of ten years and vests over four years with 25% of the total award vesting after one year and the remainder vesting ratably over the following three years on a quarterly basis. In the event of a severance termination of Mr. Gregory, Mr. Gregory will be entitled to acceleration of nine months of vesting.

        We entered into a letter agreement with Mr. Smith on February 7, 2005, which provides for our employment of Mr. Smith, as our Chief Financial Officer, on an at-will basis beginning on February 14, 2005. Under the letter agreement, Mr. Smith's initial annual salary will be $220,000, subject to periodic review and adjustment at our discretion. Under the letter agreement, Mr. Smith will be also eligible to receive an annual cash performance bonus of up to 30% of his annual salary if certain performance objectives determined by Mr. Smith and our company are met. We also agreed to pay Mr. Smith a sign-on bonus of $80,000, provided that this bonus must be repaid if Mr. Smith does not remain employed by us for at least 12 months.

        We also granted Mr. Smith stock options to purchase 142,000 shares of common stock at a price equal to the closing price of our common stock on the date Mr. Smith's employment with us commenced, which was $9.90 per share. This stock option has a term of ten years and vests over four years with 25% of the total award vesting one year after the commencement of Mr. Smith's employment with us and the remainder vesting ratably over the following three years on a quarterly basis.

        Under the terms of the letter agreement, if (1) we terminate Mr. Smith's employment for any reason other than cause or (2) Mr. Smith resigns as a result of our material breach of the terms of the letter agreement (each such termination hereafter referred to as a "severance termination of Mr. Smith"), then Mr. Smith will be entitled to receive his base salary for a period of nine months from the date of the severance termination of Mr. Smith. Additionally, in the event of a severance termination of Mr. Smith, Mr. Smith will be entitled to the acceleration of nine months of vesting under the option agreement described above.

        If any of the sale transactions described below occurs within the first year of vesting under his option agreement, Mr. Smith's stock option will vest as to 50% of the total award. If a sale transaction occurs on or after the first year of vesting, Mr. Smith will be entitled to acceleration of vesting for 25% of the total award. The following will be considered sale transactions under Mr. Smith's option agreement:

  •
  a sale of substantially all of our assets;

  •
  a merger or combination with another entity, unless the merger or combination does not result in a change in ownership our voting securities of more than 50%; or

  •
  the sale or transfer of more than 50% of our voting securities.

        Mr. Gregory, Mr. Smith, Mr. Daniello, Mr. Williams and Mr. Alessi have each entered into a confidentiality and non-competition agreement with us, which provides for protection of our confidential information, assignment to us of intellectual property developed by the executive officer and non-compete and non-solicitation obligations that are effective during, and for 12 months following termination of, the executive officer's employment.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information as of December 31, 2004 regarding the number of securities to be issued upon exercise, and the weighted average exercise price, of outstanding options, warrants and rights under our equity compensation plans and the number of securities available for future issuance under our equity compensation plans.

Equity Compensation Plan Information as of December 31, 2004

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column a)
	(a)		(b)	(c)
Equity compensation plans approved by security holders(1):	1,232,571	(2)	$5.66	1,140,196	(3)

Totals	1,232,571		$5.66	1,140,196

(1)
Includes information related to our Amended and Restated 1996 Stock Option/Restricted Stock Plan, Amended and Restated 1998 Equity Incentive Plan, 2004 Stock Option and Incentive Plan and 2004 Employee Stock Purchase Plan.

(2)
Includes 6,250 shares to be issued upon exercise of an option granted under our Amended and Restated 1996 Stock Option/Restricted Stock Plan. If this option is exercised, Dr. Gozani will be required to transfer back to us 6,250 shares of common stock that he currently owns.

(3)
Under our 2004 Stock Option and Incentive Plan, on December 31 of each year an additional number of shares equal to 15% of the annual net increase in the total number of our outstanding shares of common stock during the year will be added to the shares available for the issuance of awards under this plan. For 2004 this increase was measured from the number of shares outstanding immediately after the closing of our initial public offering. In accordance with this formula, on December 31, 2004 69,928 shares were added to the shares available under this plan. This number also includes 365,468 common shares authorized and available for issuance under our 2004 Employee Stock Purchase Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee, which is comprised of two non-employee, independent directors, determines the compensation of our senior management and administers and makes recommendations and awards under our stock option plans.

        Our executive compensation policies are designed to promote the following objectives:

  •
  to increase our revenues, enhance our profitability and increase stockholder value;

  •
  to provide levels of compensation that assist us in attracting, motivating and retaining qualified executives;

  •
  to recognize individual initiative and achievement; and

  •
  to align the interests of our management with those of stockholders.

        Our executive compensation program for 2004 consisted of the following elements: (i) base salary; (ii) incentive compensation in the form of annual cash bonuses; and (iii) long-term incentive compensation in the form of incentive and non-qualified stock options. All of these elements are administered by the Compensation Committee. Executive officers are also eligible to participate in certain benefit programs that are generally available to all of our employees, including medical insurance and other employee benefits and a 401(k) retirement savings plan. In all cases, the Compensation Committee's decisions involving executive officer compensation are ultimately based on the Compensation Committee's judgment regarding the best interests of our company and stockholders.

Base Salary

        Base salary compensation levels for each of our executive officers, including the Chief Executive Officer, are generally determined by evaluating: (i) the experience of and the responsibilities held (or to be held) by the individual; (ii) our past financial performance and future expectations; and (iii) individual performance. The Compensation Committee does not assign relative weights or rankings to these factors, but instead makes a determination based upon consideration of all of these factors, as well as the progress made with respect to our long-term goals and strategies. The Compensation Committee also considers generally available information regarding salaries paid to executive officers with comparable qualifications, experience and responsibilities at companies in the same or similar business. Base salary levels for each of our executive officers, other than the Chief Executive Officer, are also based upon evaluations and recommendations made by the Chief Executive Officer. With respect to executive officers who first join us during a year, special consideration is given to each officer's compensation package at his or her prior place of employment.

Annual Incentive Compensation

        Each executive officer, including the Chief Executive Officer, is entitled to receive annual incentive compensation in the form of cash bonuses based on our achievement of predetermined revenue and other financial and business objectives, as well as the performance of our individual executive officer. Cash bonuses are intended to constitute a significant portion of an executive officer's incentive and total compensation package. Cash bonuses for each of our executive officers, other than the Chief Executive Officer, are also based upon evaluations and recommendations made by the Chief Executive Officer.

Long-Term Incentive Compensation

        Long-term incentive compensation, in the form of stock options, provides a stock-based incentive to improve our financial performance by allowing the executive officers to share in any appreciation in the value of our common stock. Accordingly, the Compensation Committee believes that stock option participation aligns the interests of executive officers with those of our stockholders by encouraging executive officers to maximize the value of our company. Stock options also assist in the recruitment, motivation and retention of key professional and managerial personnel. Stock options are granted to executive officers from time to time based primarily upon the individual's actual and/or potential contributions to our company, competitive market practices, and our financial performance. When establishing stock option grant levels for executive officers, the Compensation Committee considers existing levels of stock ownership, previous grants of stock options, vesting schedules of previously granted options and the current market value of the common stock. Generally, stock options granted under our stock option plans have an exercise price equal to the fair market value of the common stock on the date of grant.

Compensation of the Chief Executive Officer

        Dr. Gozani is the Chief Executive Officer, President and a Director. His 2004 performance was evaluated on the basis of the factors described above applicable to executive officers generally. The annual bonus and stock option grant components of his compensation, as well as his salary, reflect our financial performance.

Deductibility of Executive Compensation Expenses

        In general, under Section 162(m) of the Internal Revenue Code, we cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation Committee has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is the Compensation Committee's present intention that, for so long as it is consistent with its overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

Respectfully submitted by the Compensation Committee:
Charles E. Harris William Laverack, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of our executive officers serves as a member of the Board of Directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. None of the persons who are members of our Compensation Committee have ever been employed by us.

COMPARATIVE STOCK PERFORMANCE GRAPH

        The following graph shows the cumulative stockholder return of our common stock from July 22, 2004 (the first trading day for our common stock) through December 31, 2004 as compared with that of the Nasdaq (U.S. Companies) Index and the Nasdaq Medical Device Manufacturers Index. The total stockholder return is measured by dividing the per share price change of the respective securities, plus dividends, if any, for each period shown by the share price at the end of the particular period. The graph assumes the investment of $100 in our common stock and each of the comparison groups on July 22, 2004 and assumes the reinvestment of dividends. We have never declared a dividend on our common stock. The stock price performance depicted in the graph below is not necessarily indicative of future price performance.

Comparison of Cumulative Total Return Among NeuroMetrix, Inc., Nasdaq (U.S. Companies) Index and Nasdaq Medical Device Manufacturers Index

	7/22/04	7/30/04	8/31/04	9/30/04	10/29/04	11/30/04	12/31/04
NeuroMetrix, Inc.	$100.00	$99.39	$100.37	$124.22	$119.26	$104.85	$145.96
Nasdaq Stock Market (U.S.)	$100.00	$100.02	$97.57	$100.48	$104.55	$111.00	$115.24
Nasdaq Medical Device Manuf. Index	$100.00	$100.67	$100.17	$102.81	$101.92	$109.04	$112.50

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

        The following table sets forth certain information concerning beneficial ownership as of February 1, 2005 of our common stock by:

  •
  each person known by us to beneficially own 5% or more of our common stock;

  •
  each of our directors and nominees for director;

  •
  each of our named executive officers; and

  •
  all of our directors, nominees for director and executive officers as a group.

        The number of common shares "beneficially owned" by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (1) any shares as to which the person or entity has sole or shared voting power or investment power and (2) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after February 1, 2005, including any shares that could be purchased by the exercise of options or warrants on or within 60 days after February 1, 2005. Each stockholder's percentage ownership is based on 12,035,587 shares of our common stock outstanding as of February 1, 2005 plus the number of shares of common stock that may be acquired by such stockholder upon exercise of options that are exercisable on or within 60 days after February 1, 2005.

        Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws.

	Amount and Nature of Beneficial Ownership
Name and Address (1) of Beneficial Owner	Common Stock	Options(2)	Total	Percent of Class of Total
Directors and Executive Officers
Shai N. Gozani, M.D., Ph.D.(3)	684,538	—	684,538	5.7%
Gary L. Gregory(4)	6,158	107,428	113,586	*
Guy Daniello	521	19,934	20,455	*
Michael Williams, Ph.D.	—	23,148	23,148	*
Nicholas J. Alessi	—	6,525	6,525	*
David E. Goodman, M.D.	—	—	—	*
Charles E. Harris(5)	1,162,570	—	1,162,570	9.7%
Charles R. LaMantia	—	—	—	*
William Laverack, Jr.(6)	3,333,811	—	3,333,811	27.7%
W. Mark Lortz	—	—	—	*

All Directors and Executive Officers as a group (10 persons)(7)	5,187,598	157,035	5,344,633	43.8%

Beneficial Owner of 5% or More Other than Directors and Executive Officers
J.H. Whitney Equity Partners III, L.L.C.(8)	3,237,847	—	3,237,847	26.9%
J.H. Whitney III, L.P.(9)	3,161,664	—	3,161,664	26.3%
Delphi Management Partners IV, L.L.C.(10)	889,380	—	889,380	7.4%
Delphi Ventures IV, L.P.(11)	871,415	—	871,415	7.2%
Bank of America Corporation(12)	935,916	—	935,916	7.8%
Fleet National Bank(12)	935,916	—	935,916	7.8%
BancBoston Ventures Inc.(12)	935,916	—	935,916	7.8%
Harris & Harris Group, Inc.(13)	1,137,570	—	1,137,570	9.5%
Commonwealth Venture Partners II L.P.(14)	718,215	—	718,215	6.0%
Commonwealth Capital Ventures II L.P.(15)	684,382	—	684,382	5.7%
JPMorgan Chase & Co.(16)	650,775	—	650,775	5.4%

*
Represents less than 1% of the outstanding shares of common stock.

(1)
Unless otherwise indicated, the address of each stockholder is c/o NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451.

(2)
Includes all options that are exercisable on or within 60 days from February 1, 2005 by the beneficial owner.

(3)
Includes 6,250 shares that Dr. Gozani may be required to transfer back to us upon the exercise of options granted under our Amended and Restated 1996 Stock Option/Restricted Stock Plan.

(4)
Includes 5,000 common shares purchased and held by Mr. Gregory's wife.

(5)
Includes 1,137,570 shares of common stock held by Harris & Harris Group, Inc., of which Mr. Harris is chairman and chief executive officer.

(6)
Includes 76,183 shares of common stock beneficially owned by Whitney Strategic Partners III, L.P. and 3,161,664 shares of common stock beneficially owned by J.H. Whitney III, L.P. held by these entities. J.H. Whitney Equity Partners III, L.L.C. is the general partner of Whitney Strategic Partners III, L.P. and J.H. Whitney III, L.P. Mr. Laverack is a member of J.H. Whitney Equity Partners III L.L.C. Also includes 95,964 shares held by Whitney & Co., LLC, of which Mr. Laverack is a managing partner. Mr. Laverack disclaims beneficial ownership of the shares held by Whitney Strategic Partners III, L.P., J.H. Whitney III, L.P. and Whitney & Co., LLC, except to the extent of his pecuniary interests therein.

(7)
See Notes (2)—(5) above.

(8)
Includes 76,183 shares of common stock beneficially owned by Whitney Strategic Partners III, L.P. and 3,161,664 shares of common stock beneficially owned by J.H. Whitney III, L.P. J.H. Whitney Equity Partners III, L.L.C. is the general partner of Whitney Strategic Partners III, L.P. and J.H. Whitney III, L.P. In addition to Mr. Laverack, Peter M. Castleman, Michael R. Stone, Daniel J. O'Brien and James H. Fordyce are members of J.H. Whitney Equity Partners III, L.L.C. Accordingly, they may be deemed to share beneficial ownership of the shares beneficially owned by J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P., although each of them disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of J.H. Whitney Equity Partners III, L.L.C. is 177 Broad Street, Stamford, Connecticut 06901. Information regarding J.H. Whitney Equity Partners III, L.L.C. is based on a Schedule 13G filed by this entity with the SEC on February 10, 2005.

(9)
Represents shares of common stock held by J.H. Whitney III, L.P. The address of J.H. Whitney III, L.P. is 177 Broad Street, Stamford, Connecticut 06901. Information regarding J.H. Whitney III, L.P. is based on a Schedule 13G filed by this entity with the SEC on February 10, 2005.

(10)
Represents shares of common stock beneficially owned by Delphi Management Partners IV, L.L.C. Includes 871,415 shares held by Delphi Ventures IV, L.P. and 17,965 shares held by Delphi BioInvestments IV, L.P. Delphi Management Partners IV, L.L.C is the general partner of Delphi Ventures IV, L.P. and Delphi BioInvestments IV, L.P. David L. Douglass, James Bochnowski and Donald Lothrop are the managing members of Delphi Management Partners IV, L.L.C. Accordingly, they may be deemed to share beneficial ownership of the shares beneficially owned by Delphi Ventures IV, L.P. and Delphi BioInvestments IV, L.P. The address of Delphi Management Partners IV, L.L.C. is Delphi Ventures, 3000 Sand Hill Road, Building 1, Suite 135, Menlo Park, California 94025. Information regarding Delphi Management Partners IV, L.L.C. is based on a Schedule 13G filed by this entity with the SEC on February 14, 2005.

(11)
Represents shares of common stock held by Delphi Ventures IV, L.P. The address of Delphi Ventures IV, L.P. is Delphi Ventures, 3000 Sand Hill Road, Building 1, Suite 135, Menlo Park, California 94025. Information regarding Delphi Ventures IV, L.P. is based on a Schedule 13G filed by this entity with the SEC on February 14, 2005.

(12)
Represents shares of common stock held by BancBoston Ventures Inc. Bank of America Corporation and Fleet National Bank have shared voted and investment power with respect to all of the shares. The address of this entity is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255. Information regarding this entity is based on a Schedule 13G filed by this entity with the SEC on February 11, 2005.

(13)
Represents shares of common stock held by Harris & Harris Group, Inc. The address of Harris & Harris Group, Inc. is 111 West 57th Street, Suite 1100, New York, New York 10019. Information regarding Harris & Harris Group, Inc. is based on a Schedule 13G filed by this entity with the SEC on February 7, 2005.

(14)
Includes 684,382 shares of common stock beneficially owned by Commonwealth Capital Ventures II L.P. and 33,833 shares of common stock beneficially owned by CCV II Associates L.P.. Commonwealth Venture Partners II L.P. is the general partner of Commonwealth Capital Ventures II L.P. and CCV II Associates L.P.

  Michael T. Fitzgerald, Jeffrey M. Hurst, R. Stephen McCormack and Justin J. Perreault are the general partners of Commonwealth Venture Partners II L.P. Accordingly, they may be deemed to share beneficial ownership of the shares beneficially owned by Commonwealth Capital Ventures II L.P. and CCV II Associates L.P., although each of them disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of Commonwealth Venture Partners II L.P. is 950 Winter Street, Suite 4100, Waltham, Massachusetts 02451. Information regarding Commonwealth Venture Partners II L.P. is based on a Schedule 13G filed by this entity with the SEC on February 9, 2005.

(15)
Represents shares of common stock held by Commonwealth Capital Ventures II L.P. The address of Commonwealth Capital Ventures II L.P. is 950 Winter Street, Suite 4100, Waltham, Massachusetts 02451. Information regarding Commonwealth Capital Ventures II L.P. is based on a Schedule 13G filed by this entity with the SEC on February 9, 2005.

(16)
JPMorgan Chase & Co. has sole voting power with respect to 584,475 shares and sole investment power with respect to 650,775 shares. The address of JPMorgan Chase & Co. is 270 Park Ave., New York, New York 10017. Information regarding JPMorgan Chase & Co. is based on a Schedule 13G filed by this entity with the SEC on February 11, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Issuance of Preferred Stock

        In March 2004, we sold an aggregate of 7,050,771 shares of our Series E-1 preferred stock at a purchase price of $1.50 per share to certain of our stockholders that beneficially own at least 5% of our voting securities and are affiliated with certain of our directors. Each share of Series E-1 preferred stock converted into 0.25 shares of common stock in connection with our initial public offering. The following table summarizes the shares of our common stock into which Series E-1 preferred stock purchased in the transaction described above by our 5% stockholders and entities affiliated with our directors. In connection with the sale of our Series E-1 preferred stock, we entered into an agreement with the purchasers of our preferred stock that provided for, among other things, registration rights, participation rights, rights of first refusal, co-sale rights, agreements regarding the number and election of our directors and various reporting obligations. Upon the completion of our initial public offering, our ongoing obligations under this agreement, except for our obligations regarding registration rights, will terminate. Under the registration rights, holders of registrable shares, which include all shares of common stock issued upon the conversion of our preferred stock in connection with our initial public offering and 100,000 shares of common stock issuable upon exercise of an outstanding warrant, with a value of $2 million or more may require on two occasions that we register their shares for public resale. In addition, holders of a majority of the registrable shares may require that we register their shares for public resale on Form S-3 or similar short-form registration on one or more occasions, if we are eligible to use Form S-3 or similar short-form registration and the value of the securities to be registered is at least $2 million. If we elect to register any of our equity securities for any public offering, other than on a Form S-4, Form S-8 or an equivalent form, the holders of registrable shares are entitled to include their registrable shares in the registration. However, we may reduce the number of the shares of these holders proposed to be registered in an underwritten offering if a limit is imposed by the underwriters in order to effect an orderly public distribution. We generally will pay all expenses in connection with any registration, other than underwriting discounts and commissions.

Investor	Common Stock (as converted from Series E-1 Preferred Stock)
Delphi Ventures IV, L.P.	81,650
Delphi BioInvestments IV, L.P.	1,683
Whitney Strategic Partners III, L.P. (1)	18,431
J.H. Whitney III, L.P. (1)	764,902
Whitney & Co., LLC (1)	95,964
Harris & Harris Group, Inc. (2)	291,666
Commonwealth Capital Ventures II L.P. (3)	238,222
CCV II Associates L.P. (3)	11,777
BancBoston Ventures Inc.	133,333

(1)
Mr. Laverack, one of our directors, is a managing member of J.H. Whitney Equity Partners III, L.L.C., which is the general partner of both J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P. Mr. Laverack is also a managing partner of Whitney & Co., LLC.

(2)
Mr. Harris, one of our current directors, is chairman and chief executive officer of Harris & Harris Group, Inc.

(3)
Commonwealth Venture Partners II L.P. is the general partner of both Commonwealth Capital Ventures II L.P. and CCV II Associates L.P.

AUDIT COMMITTEE REPORT

        The undersigned members of the Audit Committee of the Board of Directors of NeuroMetrix submit this report in connection with the committee's review of the financial reports for the fiscal year ended December 31, 2004 as follows:

        1.     The Audit Committee has reviewed and discussed with management the audited financial statements for NeuroMetrix, Inc. for the fiscal year ended December 31, 2004.

        2.     The Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed with them under the provisions of Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as modified or supplemented.

        3.     The Audit Committee has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with PricewaterhouseCoopers LLP the auditors' independence from our company and management.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

Respectfully submitted by the Audit Committee:
David E. Goodman, M.D. Charles R. LaMantia W. Mark Lortz

PROPOSAL 2: RATIFICATION OF SELECTION OF AUDITORS

Introduction

        The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP, independent certified public accountants, to serve as our auditors for the year ending December 31, 2005. It is expected that a representative of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

Vote Required

        The selection of our independent auditors for the year ending December 31, 2005 will be ratified upon the affirmative vote of a majority of the votes properly cast for and against such matter. Abstentions and broker non-votes are not included in the number of votes cast for and against a matter and therefore have no effect on the vote on such matter. The ratification of this selection by our stockholders is not required under the laws of the State of Delaware, where we are incorporated, but the results of this vote will be considered by the Audit Committee in selecting auditors f or future years.

Recommendation

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2005. PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THE RATIFICATION UNLESS INSTRUCTIONS TO THE CONTRARY ARE GIVEN.

ACCOUNTING FEES

        Aggregate fees for professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2004 and December 31, 2003 are as follows:

Audit Fees

        During 2004, the audit fees billed to us by PricewaterhouseCoopers LLP for professional services rendered for the 2004 audit of our annual financial statements, the review of the financial statements included in our quarterly reports on Form 10-Q and comfort letters, consents and assistance with our Form S-1 filings in connection with our initial public offering totaled $687,500 and the estimated fees remaining to be billed to us by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements for 2004 are approximately $75,000. The aggregate fees billed to us by PricewaterhouseCoopers LLP for professional services rendered for the 2003 audit of our annual financial statements totaled $100,000 all of which was billed in 2004.

Audit-Related Fees

        There were no fees billed to us by PricewaterhouseCoopers LLP for all services other than audit, or tax-related services in 2004 and in 2003.

Tax Fees

        The total fees billed to us by PricewaterhouseCoopers LLP for tax services were approximately $16,000 in 2004 and $8,300 in 2003. These fees were for services related to (a) tax compliance (including the preparation of tax returns), (b) tax planning and tax advice, and (c) requests for rulings or technical advice from tax authorities.

All Other Fees

        There were no fees billed to us by PricewaterhouseCoopers LLP for all services other than audit, audit-related or tax-related services in 2004 and in 2003.

Pre-Approval Policies and Procedures

        Under the Audit Committee's charter, the Audit Committee is authorized to delegate to one or more of its members the authority to pre-approve audit and non-audit services. The Audit Committee has not delegated its pre-approval authority. The Audit Committee approved all audit and non-audit services provided to us by PricewaterhouseCoopers LLP during the 2004 fiscal year since the formation of our audit committee at the time of our initial public offering.

STOCKHOLDER PROPOSALS

        Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2006 annual meeting must be received by us on or before December 19, 2005 in order to be considered for inclusion in our proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451, Attn.: Secretary.

        Stockholder proposals to be presented at our 2006 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2006 annual meeting, must be received in writing at our principal executive office not earlier than January 18, 2006, nor later than February 17, 2006, unless our 2006 annual meeting of stockholders is scheduled to take place before April 18, 2006 or after July 17, 2006. Our by-laws state that the stockholder must provide timely written notice of such nomination or proposal and supporting documentation. A stockholder's notice will be timely if received by us at our principal executive office not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"); provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the Anniversary Date or more than 60 days after the Anniversary Date, a stockholder's notice shall be timely if received by us at its principal executive office not later than the close of business on the later of (1) the 90th day prior to the scheduled date of such annual meeting or (2) the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. In the event that the number of directors to be elected to our Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by us at least 85 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to us at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals shall be mailed to: NeuroMetrix, Inc., 62 Fourth Avenue, Waltham, Massachusetts 02451, Attn.: Secretary.

EXPENSES AND SOLICITATION

        The cost of solicitation of proxies will be borne by us, and in addition to soliciting stockholders by mail through its regular employees, we may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of our company registered in the names of a nominee and, if so, we will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, telegraph, e-mail or other form of electronic communication following the original solicitation. We may retain a proxy solicitation firm to assist in the solicitation of proxies. We will bear all reasonable solicitation fees and expenses if we retain such a proxy solicitation firm.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and holders of more than 10% of our common stock (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings. To our knowledge, based solely upon our review of the copies of the filings furnished to us with respect to the year ended December 31, 2004 and written representations from certain Reporting Persons, we believe that all Reporting Persons complied with all Section 16(a) filing requirements in the year ended December 31, 2004, except that Mr. Gregory failed to timely file one report to reflect the purchase of 5,000 shares of common stock by his wife in July 2004. This transaction was subsequently reported.

APPENDIX A—AUDIT COMMITTEE CHARTER

NEUROMETRIX, INC.
Audit Committee Charter

I.     General Statement of Purpose

        The purposes of the Audit Committee of the Board of Directors (the "Audit Committee") of NeuroMetrix, Inc. (the "Company") are to:

  •
  oversee the accounting and financial reporting processes of the Company and the audits of the Company's financial statements;

  •
  take, or recommend that the Board of Directors of the Company (the "Board") take, appropriate action to oversee the qualifications, independence and performance of the Company's independent auditors; and

  •
  prepare the report required by the rules of the Securities and Exchange Commission (the "SEC") to be included in the Company's annual proxy statement.

II.    Composition

        The Audit Committee shall consist of at least three (3) members of the Board, each of whom must (1) be "independent" as defined in Rule 4200(a)(15) under the Marketplace Rules of the National Association of Securities Dealers, Inc. ("NASD"); (2) meet the criteria for independence set forth in Rule 10A-3(b)(1) promulgated under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subject to the exemptions provided in Rule 10A-3(c) under the Exchange Act; and (3) not have participated in the preparation of the financial statements of the Company or a current subsidiary of the Company at any time during the past three years.

        Notwithstanding the foregoing, only (1) one (1) member of the Audit Committee must meet the requirements set forth in the preceding sentence prior to the 90th day after the effectiveness of the registration statement filed by the Company with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the initial public offering of the Company's common stock (the "Registration Statement Effectiveness Date") and (2) a majority of the members of the Audit Committee must meet the requirements set forth in the preceding sentence prior to the date that is one year after the Registration Statement Effectiveness Date; provided that if the Company is relying on the exceptions set forth in this paragraph, the Company must disclose its assessment of whether, and if so, how, such reliance would materially adversely affect the ability of the Audit Committee to act independently and to satisfy the other requirements of Rule 10A-3 under the Exchange Act in any proxy or information statement for a meeting of stockholders at which directors are elected that is filed with the SEC pursuant to the requirements of Section 14 of the Exchange Act.

        Notwithstanding the first paragraph of this section, one director who (1) is not "independent" as defined in Rule 4200 under the Marketplace Rules of the NASD; (2) satisfies the criteria for independence set forth in Section 10A(m)(3) of the Exchange Act and the rules thereunder; and (3) is not a current officer or employee or a Family Member of such officer or employee, may be appointed to the Audit Committee, if the Board, under exceptional and limited circumstances, determines that membership on the Audit Committee by the individual is required by the best interests of the Company and its stockholders, and the Board discloses, in the next annual proxy statement subsequent to such determination (or, if the Company does not file a proxy statement, in its Form 10-K), the nature of the relationship and the reasons for that determination. A member appointed under this exception may not serve on the Audit Committee for more than two years and may not chair the Audit Committee.

        If the Company fails to comply with the requirements set forth in the first paragraph of this section because an Audit Committee member ceases to be independent for reasons outside the member's reasonable control, the Audit Committee member may remain on the Audit Committee until the earlier of the Company's next annual stockholders meeting or one year from the occurrence of the event that caused the failure to comply with these requirements. Additionally, if the Company fails to comply with the requirement set forth in the first paragraph that the Audit Committee consist of three members because of one vacancy on the Audit Committee, and the cure period set forth in the preceding sentence is not otherwise being relied upon for another member, the Company will have until the earlier of the next annual stockholders meeting or one year from the occurrence of the event that caused the failure to comply with this requirement.

        Each member of the Audit Committee must be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. One or more members of the Audit Committee may qualify as an "audit committee financial expert" under the rules promulgated by the SEC.

        The members of the Audit Committee shall be appointed annually by the Board and may be replaced or removed by the Board with or without cause. Resignation or removal of a Director from the Board, for whatever reason, shall automatically and without any further action constitute resignation or removal, as applicable, from the Audit Committee. Any vacancy on the Audit Committee, occurring for whatever reason, may be filled only by the Board.

III.  Compensation

        A member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other committee established by the Board, receive directly or indirectly from the Company any consulting, advisory or other compensatory fee from the Company.

IV.    Meetings

        The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this Charter, but not less frequently than quarterly. A majority of the members of the Audit Committee shall constitute a quorum for purposes of holding a meeting and the Audit Committee may act by a vote of a majority of the members present at such meeting. In lieu of a meeting, the Audit Committee may act by unanimous written consent.

V.     Responsibilities and Authority

  A. Review of Charter

  •
  The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend to the Board any amendments or modifications to this Charter that the Audit Committee deems appropriate.

  B. Matters Relating to Selection, Performance and Independence of Independent Auditor

  •
  The Audit Committee shall be directly responsible for the appointment, retention and termination, and for determining the compensation, of the Company's independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The Audit Committee may consult with management in fulfilling these duties, but may not delegate these responsibilities to management.

  •
  The Audit Committee shall be directly responsible for oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

  •
  The Audit Committee shall instruct the independent auditor that the independent auditor shall report directly to the Audit Committee.

  •
  The Audit Committee shall pre-approve all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwritings) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to the Company by the independent auditor; provided, however, the pre-approval requirement is waived with respect to the provision of non-audit services for the Company if the "de minimus" provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. The authority to pre-approve audit and non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

  •
  The Audit Committee may review and approve the scope and staffing of the independent auditors' annual audit plan(s).

  •
  The Audit Committee shall request that the independent auditor provide the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, as modified or supplemented, require that the independent auditor submit to the Audit Committee on a periodic basis a formal written statement delineating all relationships between the independent auditor and the Company, discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, and based on such disclosures, statement and discussion take or recommend that the Board take appropriate action in response to the independent auditor's report to satisfy itself of the independent auditor's independence.

  •
  The Audit Committee may consider whether the provision of the services covered in Items 9(e)(2) and 9(e)(3) of Regulation 14A of the Exchange Act (or any successor provision) is compatible with maintaining the independent auditor's independence.

  •
  The Audit Committee shall evaluate the independent auditors' qualifications, performance and independence, and shall present its conclusions with respect to the independent auditors to the full Board. As part of such evaluation, at least annually, the Audit Committee shall assure the regular rotation of the audit partners (including, without limitation, the lead and concurring partners) as required under the Exchange Act and Regulation S-X.

  •
  The Audit Committee may recommend to the Board polices with respect to the potential hiring of current or former employees of the independent auditor.

  C. Audited Financial Statements and Annual Audit

  •
  The Audit Committee shall review the overall audit plan (both internal and external) with the independent auditor and the members of management who are responsible for preparing the Company's financial statements, including the Company's Chief Financial Officer and/or principal accounting officer or principal financial officer (the Chief Financial Officer and/or such other officer or officers are referred to herein collectively as the "Senior Accounting Executive").

  •
  The Audit Committee shall review and discuss with management (including the Company's Senior Accounting Executive) and with the independent auditor the Company's annual audited financial statements, including (a) all critical accounting policies and practices used or to be used by the Company, (b) the Company's disclosures under "Management's Discussion and Analysis of Financial Conditions and Results of Operations" prior to the filing of the Company's Annual Report on Form 10-K, and (c) any significant financial reporting issues that have arisen in connection with the preparation of such audited financial statements.

  •
  The Audit Committee may review:

  (i)
  any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements. The Audit Committee may consider the ramifications of the use of such alternative disclosures and treatments on the financial statements, and the treatment preferred by the independent auditor. The Audit Committee may also consider other material written communications between the registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

  (ii)
  major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; and

  (iii)
  major issues regarding accounting principles and procedures and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles.

  •
  The Audit Committee shall review and discuss with the independent auditor (outside of the presence of management) how the independent auditor plans to handle its responsibilities under the Private Securities Litigation Reform Act of 1995, and request assurance from the auditor that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

  •
  The Audit Committee may review and discuss with the independent auditor any audit problems or difficulties and management's response thereto. This review may include (1) any difficulties encountered by the auditor in the course of performing its audit work, including any restrictions on the scope of its activities or its access to information and (2) any significant disagreements with management.

  •
  The Audit Committee shall discuss with the independent auditors those matters brought to the attention of the Audit Committee by the auditors pursuant to Statement on Auditing Standards No. 61, as amended ("SAS 61").

  •
  The Audit Committee shall also review and discuss with the independent auditors the report required to be delivered by such auditors pursuant to Section 10A(k) of the Exchange Act.

  •
  If brought to the attention of the Audit Committee, the Audit Committee shall discuss with the CEO and CFO of the Company (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act, within the time periods specified in the SEC's rules and forms, and (2) any fraud involving management or other employees who have a significant role in the Company's internal control over financial reporting.

  •
  Based on the Audit Committee's review and discussions (1) with management of the audited financial statements, (2) with the independent auditor of the matters required to be discussed by SAS 61, and (3) with the independent auditor concerning the independent auditor's independence, the Audit Committee shall make a recommendation to the Board as to whether the Company's audited financial statements should be included in the Company's Annual Report on Form 10-K for the last fiscal year.

  •
  The Audit Committee shall prepare the Audit Committee report required by Item 306 of Regulation S-K of the Exchange Act (or any successor provision) to be included in the Company's annual proxy statement.

  D. Unaudited Quarterly Financial Statements

  •
  The Audit Committee shall discuss with management and the independent auditor, prior to the filing of the Company's Quarterly Reports on Form 10-Q, (1) the Company's quarterly financial statements and related quarterly press release, (2) such issues as may be brought to the Audit Committee's attention by the independent auditor pursuant to Statement on Auditing Standards No. 100, and (3) any significant financial reporting issues that have arisen in connection with the preparation of such financial statements.

  E. Procedures for Addressing Complaints and Concerns

  •
  The Audit Committee shall establish procedures for (1) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

  •
  The Audit Committee may review and reassess the adequacy of these procedures periodically and adopt any changes to such procedures that the Audit Committee deems necessary or appropriate.

  F. Regular Reports to the Board

  •
  The Audit Committee shall regularly report to and review with the Board any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the independent auditors and any other matters that the Audit Committee deems appropriate or is requested to review for the benefit of the Board.

VI.   Additional Authority

        The Audit Committee is authorized, on behalf of the Board, to do any of the following as it deems necessary or appropriate:

  A. Engagement of Advisors

  •
  The Audit Committee may engage independent counsel and such other advisors it deems necessary or advisable to carry out its responsibilities and powers, and, if such counsel or other advisors are engaged, shall determine the compensation or fees payable to such counsel or other advisors.

  B. Conflicts of Interest

  •
  The Audit Committee shall conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit

    Committee shall be required for all such transactions. The term "related party transactions" shall refer to transactions required to be disclosed by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  C. General

  •
  The Audit Committee may form and delegate authority to subcommittees consisting of one or more of its members as the Audit Committee deems appropriate to carry out its responsibilities and exercise its powers.

  •
  The Audit Committee may perform such other oversight functions outside of its stated purpose as may be requested by the Board from time to time.

  •
  In performing its oversight function, the Audit Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management, the independent auditor and such experts, advisors and professionals as may be consulted with by the Audit Committee.

  •
  The Audit Committee is authorized to request that any officer or employee of the Company, the Company's outside legal counsel, the Company's independent auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Audit Committee or meet with any members of or advisors to the Audit Committee.

  •
  The Audit Committee is authorized to incur such ordinary administrative expenses as are necessary or appropriate in carrying out its duties.

        Notwithstanding the responsibilities and powers of the Audit Committee set forth in this Charter, the Audit Committee does not have the responsibility of planning or conducting audits of the Company's financial statements or determining whether the Company's financial statements are complete, accurate and in accordance with GAAP. Such responsibilities are the duty of management and, to the extent of the independent auditor's audit responsibilities, the independent auditor. In addition, it is not the duty of the Audit Committee to conduct investigations or to ensure compliance with laws and regulations.

ADOPTED: April 8, 2004

EFFECTIVE: July 21, 2004, as amended September 15, 2004 and March 15, 2005

ANNUAL MEETING OF STOCKHOLDERS OF
NEUROMETRIX, INC.
May 18, 2005
PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -	COMPANY NUMBER
TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	ACCOUNT NUMBER
- OR -
INTERNET—Access "www.voteproxy.com" and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITS NOMINEE,
WILLIAM J. LAVERACK, JR. AND "FOR" PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1.
To elect one member to the Board of Directors as Class I Director, to serve until the Company's 2008 annual meeting of stockholders and until his successor has been duly elected and qualified or until his earlier resignation or removal.

NOMINEE:
William Laverack, Jr.

☐ FOR THE NOMINEE

☐ WITHHOLD AUTHORITY FOR THE NOMINEE

2.
To ratify the selection of PricewaterhouseCoopers LLP to serve as the Company's independent auditors for the year ending December 31, 2005.

☐ FOR

☐ AGAINST

☐ ABSTAIN

In their discretion, to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" ITS NOMINEE, WILLIAM J. LAVERACK, JR. AND "FOR" PROPOSAL 2.

Please sign, date and return promptly in the accompanying envelope.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING   ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.   ☐

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NEUROMETRIX, INC.
Proxy for Annual Meeting of Stockholders
May 18, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF NEUROMETRIX, INC.

The undersigned, revoking all other prior proxies, hereby appoints Shai N. Gozani, M.D., Ph.D. and W. Bradford Smith and each of them alone, proxies, with full power of substitution, to vote all shares of common stock, par value $0.0001 per share, of NeuroMetrix, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, to be held on Wednesday, May 18, 2005, at 3:00 p.m., local time, in the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, MA 02109, and any adjournments or postponements thereof, with all powers the undersigned would possess if present, upon the matters set forth in the Notice of Annual Meeting of Stockholders and related Proxy Statement dated April 18, 2005, a copy of which has been received by the undersigned, AND IN THEIR DISCRETION UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. Attendance by the undersigned at the meeting or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates at the meeting the intention of the undersigned to vote said shares in person.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
BOARD MATTERS AND CORPORATE GOVERNANCE
PROPOSAL 1: ELECTION OF DIRECTORS
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
EQUITY COMPENSATION PLAN INFORMATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPARATIVE STOCK PERFORMANCE GRAPH
PRINCIPAL AND MANAGEMENT STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT
PROPOSAL 2: RATIFICATION OF SELECTION OF AUDITORS
ACCOUNTING FEES
STOCKHOLDER PROPOSALS
EXPENSES AND SOLICITATION
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
APPENDIX A—AUDIT COMMITTEE CHARTER